Exhibit 99.1

Austin M. Ramirez Elected to The Marcus Corporation Board of Directors
Milwaukee, March 1, 2023 … The Marcus Corporation (NYSE: MCS) today announced that Austin M. Ramirez has been elected as a director of the company. Ramirez is the chief executive officer at Husco, a global engineering and manufacturing company.

“Austin is known for his business acumen and strong leadership throughout the greater Milwaukee business, civic and education communities,” said Stephen H. Marcus, chair of The Marcus Corporation. “His expertise in strategic planning, corporate finance and economics will be assets to our board and management team as we continue our focus of identifying opportunities to foster growth and innovation while maintaining a strong balance sheet.”

Under his leadership, Husco has grown more than 300 percent and was designated a Global Growth Company by the World Economic Forum and recognized as Wisconsin Manufacturer of the Year. In 2016, Ramirez served as a White House Fellow on the National Economic Council of both the Obama and Trump administrations. Prior to joining Husco, Ramirez served as a business analyst for McKinsey & Company, Inc.

Ramirez is currently a director for the Association of Equipment Manufacturers, the Kern Family Foundation, National Association of Manufacturers and Old National Bank. He is also co-chair of City Forward Collective and co-chair and founder of Democracy Found, and chair-elect of the Metropolitan Milwaukee Association of Commerce. In addition, Ramirez is co-founder of St. Augustine Preparatory Academy, a high-performing K4-12 non-denominational Christian school in Milwaukee.

Ramirez received a bachelor’s degree in economics and systems engineering from the University of Virginia. He also holds a master’s degree in business administration from Stanford University.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,053 screens at 84 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states. For more information, please visit the company’s website at www.marcuscorp.com.